Exhibit 5.1

[Letterhead of Holley Driggs Walch Fine Puzey Stein & Thompson]

Please Reply to Las Vegas Office

Writer's email: kstein@nevadafirm.com

January 16, 2019

KushCo Holdings, Inc.

11958 Monarch Street

Garden Grove, California 92841

Re:	KushCo Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

At your requests, we have acted as special Nevada counsel to KushCo Holdings, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”) relating to an aggregate offering price not to exceed $8,840,000 of shares (the “Shares”) of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”) of the Company or (ii) warrants to purchase Common Stock (“Warrants” and, together with the Common Stock, the “Securities”).  The Securities are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”). The Registration Statement incorporates by reference the Registration Statement on Form S-3, as amended (No. 333-221910), which was declared effective on February 28, 2018 (the “Related Registration Statement”), including the prospectus which forms a part of such Related Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

To the extent our opinion set forth in Paragraph 1 below is dependent on the existence and good standing under the laws of the State of Nevada, we have relied exclusively on the Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated January 11, 2019. In connection with our opinion expressed in paragraphs 2 and 3 below, we have assumed that, at or prior to the time of the delivery of any Securities, the Registration Statement will apply to all the Securities to be issued, and will not have been modified or rescinded.

400 SOUTH 4th STREET – THIRD FLOOR – LAS VEGAS - NEVADA - 89101- (702) 7910308 - FAX (702) 7911912

800 SOUTH MEADOWS PARKWAY – SUITE 800 - RENO - NEVADA - 89521 – (775) 851-8700 – FAX (775) 851-7681

January 16, 2019

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”), and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Warrants, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, the Related Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is rendered on, as speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstance that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ HOLLEY DRIGGS WALCH
FINE PUZEY STEIN & THOMPSON

HOLLEY DRIGGS WALCH
FINE PUZEY STEIN & THOMPSON